Exhibit 99.1

CTI BioPharma Completes Recruitment in PERSIST-1 Pivotal Phase 3 Trial of Pacritinib for Patients with Myelofibrosis

-Top-line Results Expected in Early 2015-

-CTI Expects to Receive $20 Million Development Milestone Payment from Baxter-

SEATTLE, Wash., July 1, 2014—CTI BioPharma Corp. (CTI or the Company) (NASDAQ and MTA: CTIC) announced today that it has completed recruitment in the PERSIST-1 pivotal Phase 3 clinical trial of pacritinib, a novel oral JAK2/FLT3 inhibitor that is being evaluated for the treatment of myelofibrosis. Under the development and commercialization agreement for pacritinib with Baxter International, Inc. (Baxter), CTI expects to receive a $20 million development milestone payment in connection with the first treatment dosing of the last patient enrolled in PERSIST-1. CTI expects to achieve this milestone and receive payment by mid-third quarter 2014.

“The PERSIST-1 clinical trial evaluating pacritinib, a novel JAK2/FLT3 inhibitor, is the most inclusive study of myelofibrosis patients seen in routine clinical practice to date,” said Claire Harrison, M.D., Consultant Hematologist, Guy’s and St. Thomas’ NHS Foundation Trust, Guy’s Hospital, London, United Kingdom and one of the principal investigators for PERSIST-1. “Previous randomized clinical trials have excluded patients with low platelet counts (below 50,000-100,000 per microliter (uL)) despite almost 30 percent of all myelofibrosis patients having disease-related thrombocytopenia. Currently available JAK1/JAK2 inhibitors are associated with treatment-emergent myelosuppression, including thrombocytopenia as a side effect of their therapy requiring reduced doses and sometimes early cessation of treatment when used in patients with disease-related thrombocytopenia. These patients represent an unmet medical need; a non-myelosuppressive JAK2 inhibitor would represent a significant advancement in the treatment of this chronic disease.”

The PERSIST-1 trial is the first of two Phase 3 trials in the pacritinib development program in myelofibrosis. The second Phase 3 trial, PERSIST-2, is currently evaluating pacritinib for the treatment of patients with low platelet counts compared to best available therapy, including approved JAK2 inhibitors at their recommended dose and schedule for myelofibrosis patients with thrombocytopenia. The two clinical trials are intended to support an anticipated New Drug Application (NDA) regulatory submission in the U.S. in late 2015, followed by an anticipated Marketing Authorization Application (MAA) in Europe in 2016.

“Completing recruitment in the PERSIST-1 trial is a significant milestone in our development program for pacritinib, and we look forward to reporting top-line results in early 2015,” said James A. Bianco, M.D., President and CEO of CTI BioPharma. “The high physician and patient interest in participating in this trial underscores the need for new, effective and less toxic treatment options for patients with myelofibrosis.”

The PERSIST-1 trial was designed to enroll approximately 320 patients and is a randomized, open-label, multicenter trial comparing the efficacy and safety of pacritinib with that of best available therapy, other than JAK inhibitors, in patients with primary myelofibrosis, post-polycythemia vera myelofibrosis or post-essential thrombocythemia myelofibrosis, without exclusion for low platelet counts. The primary endpoint is the percentage of patients achieving a greater than or equal to 35 percent reduction in spleen volume measured by MRI or CT at 24 weeks of treatment.

Pacritinib Development Program in Myelofibrosis

Based on pacritinib’s efficacy and tolerability profile demonstrated to date, CTI is pursuing a broad approach to advancing this therapy for myelofibrosis patients by conducting two Phase 3 clinical trials: one in a broad set of patients without limitations on blood platelet counts, the ongoing PERSIST-1 trial, and the other in patients with low platelet counts, the PERSIST-2 trial.

In March 2014, CTI announced the initiation of the PERSIST-2 trial, which will evaluate pacritinib in patients with myelofibrosis whose platelet counts are less than or equal to 100,000/uL. The trial is designed to enroll up to 300 patients in North America, Europe, Australia, New Zealand and Russia. In October 2013, CTI reached agreement with the U.S. Food and Drug Administration (FDA) on a Special Protocol Assessment for the PERSIST-2 trial, which is a written agreement between CTI and the FDA regarding the planned design, endpoints and statistical analysis approach of the trial to be used in support of a potential NDA submission.

More details on the PERSIST-1 and PERSIST-2 trials can be found at www.clinicaltrials.gov.

About Pacritinib

Pacritinib is an oral tyrosine kinase inhibitor with dual activity against JAK2 and FLT3. The JAK family of enzymes is a central component in signal transduction pathways, which are critical to normal blood cell growth and development, as well as inflammatory cytokine expression and immune responses. Mutations in these kinases have been shown to be directly related to the development of a variety of blood-related cancers, including myeloproliferative neoplasms, leukemia and lymphoma. Pacritinib may offer an advantage over other JAK inhibitors through effective treatment of symptoms while having less treatment-emergent thrombocytopenia and anemia than has been seen in currently approved and in-development JAK inhibitors.

In November 2013, CTI and Baxter entered into a worldwide license agreement to develop and commercialize pacritinib in which CTI and Baxter will jointly commercialize pacritinib in the United States and Baxter has exclusive commercialization rights for all indications outside the United States.

About Myelofibrosis

Myelofibrosis is classified as a myeloproliferative neoplasm and is a chronic bone marrow disorder. Myelofibrosis is caused by the accumulation of malignant bone marrow cells that triggers an inflammatory response, scarring the bone marrow and limiting its ability to produce red blood cells, prompting the spleen and liver to take over this function. Symptoms that arise from this disease include enlargement of the spleen, anemia, extreme fatigue and pain.

About CTI BioPharma

CTI BioPharma Corp. (NASDAQ and MTA: CTIC) is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI has a commercial presence in Europe and a late-stage development pipeline, including pacritinib, CTI’s lead product candidate that is currently being studied in a Phase 3 program for the treatment of patients with myelofibrosis. CTI is headquartered in Seattle, Washington, with offices in London and Milan under the name CTI Life Sciences Limited. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Such statements include, but are not limited to, statements regarding CTI’s expectations with respect to the development of CTI and its product and product candidate portfolio, the expected attainment of the milestone involving the first treatment dosing of the last patient enrolled in PERSIST-1 and the expected receipt and timing of the associated $20 million development milestone payment from Baxter, the projected timing of the availability of top-line data for the PERSIST-1 trial, the incidence rate of myelofibrosis patients having disease-related thrombocytopenia, the expected enrollment for the PERSIST-2 trial, expected efficacy and potential benefits of pacritinib and the ability of the PERSIST-1 and PERSIST-2 trials to support a potential NDA and MAA submission for pacritinib in 2015 and 2016, respectively. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that CTI cannot predict or guarantee the outcome of preclinical and clinical studies, that preclinical and clinical trials will not occur as planned, that CTI may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities or will not be in a position to submit regulatory submissions as or when projected, risks related to the costs of developing pacritinib and CTI’s other product candidates, and other risks, including, without limitation, competitive factors, technological developments, that CTI’s operating expenses continue to exceed its net revenues, that CTI may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI may not achieve previously announced goals and objectives as or when projected, that CTI’s average net operating burn rate may increase, that CTI will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in CTI’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

Source: CTI BioPharma Corp.

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Contacts:

Monique Greer

+1 206-272-4343

mgreer@ctibiopharma.com

Ed Bell

+1 206-282-7100

ebell@ctibiopharma.com

In Europe:  CTI Life Sciences Limited, Milan Branch

Laura Villa

+39 02 94751572

lvilla@cti-lifesciences.com